Exhibit 99.1
Penson Worldwide, Inc. Prices Convertible Notes
Dallas, TX, May 28, 2009 — Penson Worldwide, Inc. (NASDAQ: PNSN) today announced that it has agreed to offer $50 million aggregate principal amount of 8.00% convertible senior notes due 2014.
Penson has also granted an option to the initial purchasers to purchase up to an additional $10 million in principal amount of notes to cover over-allotments.
Upon conversion, holders will receive, at the election of Penson, cash, common stock or a combination of cash and common stock. The conversion rate will be 101.9420 shares of common stock per $1,000 principal amount of notes, which is equivalent to a conversion price of approximately $9.81 per share of common stock. The conversion rate will be subject to adjustment upon the occurrence of specified events.
The sale of the notes is expected to close on June 3, 2009.
Penson intends to use net proceeds from this offering to pay down some of its existing $70 million of corporate debt, provide ongoing working capital and provide for other general corporate purposes.
The notes will be offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.
This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any person to whom, such an offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.
Forward-Looking Statements
The statements in this news release relating to matters that are not current or historical facts are forward-looking statements. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Penson’s actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts
Penson Public Relations: Intermarket Communications, Andy Yemma, 212-754-5450, ayemma@intermarket.com, or Erica Fidel, 212-754-5448, efidel@intermarket.com
Penson Investor Relations: Anreder & Company, Gary Fishman, 212-532-3232, gary.fishman@anreder.com, or Steven Anreder, 212-532-3232, steven.anreder@anreder.com